UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under the Securities Act of 1933

ELECTROMED, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	41-1732920
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

500 Sixth Avenue NW

New Prague, MN 56071
(Address of Principal Executive Office and Zip Code)

Electromed, Inc. 2012 Stock Incentive Plan
(Full Title of the Plan)

Robert D. Hansen

Co-Founder, Chairman and Chief Executive Officer

500 Sixth Avenue NW

New Prague, Minnesota 56071

(952) 758-9299

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Ryan C. Brauer	Jule Hannaford
Fredrikson & Byron, P.A.	Kelly, Hannaford & Battles P.A.
200 South Sixth Street	900 Baker Building
Suite 4000	706 Second Avenue South
Minneapolis, MN 55402-1425	Minneapolis, MN 55402-1425
(612) 492-7000	(612) 341-0881

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Awards to purchase Common Stock under the 2012 Stock Incentive Plan	Indefinite	$0.00	$ 0.00	$ 0.00
Common Stock issuable under the 2012 Stock Incentive Plan	200,000	$2.95	$590,000	$67.62
Total:				$67.62

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, there is also being registered hereunder an indeterminate number of shares of interests to be offered or sold pursuant to the employee benefit plan described herein and any additional securities which may become issuable pursuant to antidilution provisions of the plan.

(2)	Estimated pursuant to Rule 457(h) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Registrant’s Common Stock on March 12, 2012.

PART I

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in the registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents, previously filed with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference herein:

1.       Annual Report on Form 10-K for the year ended June 30, 2011 filed with the Commission by the Registrant on September 14, 2011;

2.       Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 filed with the Commission by the Registrant on November 10, 2011; quarterly report on Form 10-Q for the quarter ended December 31, 2011 filed with the Commission by the Registrant on February 14, 2012;

3.      Current Reports on Form 8-K filed with the Commission by the Registrant on July 27, 2011, August 12, 2011, August 22, 2011, September 22, 2011, October 19, 2011, November 15, 2011, January 6, 2012, January 17, 2012, and February 21, 2012; and

4.      The description of the Registrant’s common stock set forth in the registration statement on Form 8-A filed with the Commission on September 29, 2011, including any amendments or reports filed for the purpose of updating such information.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 302A.521 of the Minnesota Business Corporation Act provides that, unless prohibited or limited by a corporation’s articles of incorporation or bylaws, the corporation must indemnify its current and former officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they: (i) have not been indemnified by another organization; (ii) acted in good faith; (iii) received no improper personal benefit; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

Article 6 of the Registrant’s Articles of Incorporation limits its directors’ personal liability for claims of breach of fiduciary duty to the full extent permitted by the Minnesota Business Corporation Act, and Article 5 of the Registrant’s Bylaws provides that it will indemnify and advance expenses to officers, directors and employees to the full extent permitted by the Minnesota Business Corporation Act.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit No.	Exhibit
5.1*	Opinion of Fredrikson & Byron, P.A.

23.1*	Consent of McGladrey & Pullen, LLP

23.2*	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereof)

99.1	Electromed, Inc. 2012 Stock Incentive Plan (incorporated by reference to exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on November 15, 2011)

*	Filed Herewith

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Prague, State of Minnesota, on March 16, 2012.

ELECTROMED, INC.

By	/s/ Robert D. Hansen
Robert D. Hansen
Chairman and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Robert D. Hansen as the undersigned’s true and lawful attorney-in fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, to sign this Form S-8 Registration Statement of Electromed, Inc. relating to the Company’s 2012 Stock Incentive Plan and any or all amendments or post-effective amendments to the Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date listed below.

Signature	Title	Date

/s/ Robert D. Hansen	Co-Founder, Chairman and Chief Executive Officer	March 16, 2012
Robert D. Hansen	(principal executive officer)

/s/ Jeremy T. Brock	Chief Financial Officer	March 16, 2012
Jeremy T. Brock	(principal financial and accounting officer)

/s/ Craig N. Hansen	Co-Founder and Director	March 16, 2012
Craig N. Hansen

/s/ Stephen H. Craney	Director	March 16, 2012
Stephen H. Craney

/s/ William V. Eckles	Director	March 16, 2012
William V. Eckles

/s/ Thomas M. Hagedorn	Director	March 16, 2012
Thomas M. Hagedorn

/s/ Darrel L. Kloeckner	Director	March 16, 2012
Darrel L. Kloeckner

/s/ Dr. George H. Winn, DDS	Director	March 16, 2012
Dr. George H. Winn, DDS

EXHIBIT INDEX

Exhibit
Number	Exhibit Description

5.1*	Opinion of Fredrikson & Byron, P.A.

23.1*	Consent of McGladrey & Pullen, LLP

23.2*	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereof)

99.1	Electromed, Inc. 2012 Stock Incentive Plan (incorporated by reference to exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on November 15, 2011)

*	Filed Herewith